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                                                          Exhibit 99.26(f)(1)(b)

                           CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                        ADJUSTABLE LIFE INSURANCE COMPANY

At a special meeting of the Shareholders of Adjustable Life Insurance Company held in the City of Saint Paul, State of Minnesota, on the 15th day of February, 1988, the following resolution was duly adopted;

"RESOLVED, That Article V of the Articles of Incorporation of the Company be amended and restated to read as follows:

                                   ARTICLE V.

The government of the Company and the management of its affairs shall be vested in a Board of Directors of not less than three (3) nor more than eighteen (18) members, all of whom shall be elected annually by the shareholders at each annual meeting. The annual meetings shall be held, unless otherwise designated by the Board of Directors, on the first Tuesday of March of each year at such time and place within or without the State of Minnesota as the Board shall determine.

FURTHER RESOLVED, That Article VII of the Articles of Incorporation of the Company be amended and restated to read as follows:

                                  ARTICLE VII.

A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 300.60 or 300.64, Subdivisions 1, 2 and 3 of the Minnesota Statutes; or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

IN WITNESS WHEREOF, we, Coleman Bloomfield as President and Robert J. Hasling as Secretary of Adjustable Life Insurance Company, have hereunto set our hands and caused the corporate seal of said corporation to be hereunto affixed in the City of Saint Paul, State of Minnesota, on this 15th day of February, 1988.

                                               /s/Coleman Bloomfield
                                               ---------------------------------
                                               Coleman Bloomfield, President

                                               /s/Robert J. Hasling
                                               ---------------------------------
                                               Robert J. Hasling, Secretary

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STATE OF MINNESOTA )
                   ) ss.
COUNTY OF RAMSEY   )

On this 15th day of February, 1988, before me, a Notary Public, personally appeared Coleman Bloomfield and Robert J. Hasling, to me personally known to be the persons who signed the foregoing Amendment to Articles of Incorporation, and who, each being first duly sworn, did respectively state that he, Coleman Bloomfield, is President, and that he, Robert J. Hasling, is Secretary of Adjustable Life Insurance Company; that the seal affixed hereto is the corporate seal of the corporation; that the foregoing amendment was adopted, and that they severally executed said certificate as their free act and deed and acknowledge the same as the free act and deed of said corporation.

                                               /s/Suzanne D. Hustings
                                               ---------------------------------
                                                         Notary Public

The foregoing Certificate of Amendment of Articles of Incorporation of Adjustable Life Insurance Company is hereby approved this 23 day of February, 1988.

                                               ---------------------------------
                                               Commissioner of Commerce